UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

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                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 14, 2002


                            PRIME GROUP REALTY TRUST
             (Exact name of registrant as specified in its charter)


 MARYLAND_______________________________1-13589_________________36-4173047_____
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       (State or other jurisdiction of (Commission File (I.R.S. Employer incorporation) Number) Identification No.)


 77 West Wacker Drive, Suite 3900, Chicago, Illinois______________60601________
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               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code: (312)917-1300

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)



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ITEM 5. OTHER EVENTS.

The Board of Trustees (the "Board") of Prime Group Realty Trust (the "Company") has unanimously determined to reject the unsolicited proposal from American Realty Investors, Inc. ("ARL") to acquire the outstanding common equity of the Company for $7.50 in cash and two-tenths of a share of ARL preferred stock, for each outstanding common share. In addition, ARL proposed to acquire all of the Company's outstanding Series A preferred shares for $20 per share in cash and each outstanding share of the Company's Series B preferred shares for a share of comparable preferred stock of ARL.

After due consideration, including a review of ARL's proposal with the Company's financial and legal advisors, the Board determined that the proposal is financially inadequate. In addition, as a result of its investigation of the proposal, which has included conversations between representatives of ARL and the Company's financial advisors, the Board concluded that it is highly unlikely that ARL has, or in a reasonable period of time will have, the financing or financial ability necessary to complete the transaction outlined in the proposal.

At the direction of the Board, the Company sent a letter to ARL on May 14, 2002 rejecting the proposal.

On May 14, 2002, the Company issued a Press Release announcing the matters described above. A copy of the Press Release, which is hereby incorporated into this filing in its entirety, is attached to this Form 8-K as Exhibit No. 99.1.

A copy of the letter described above, which is incorporated into this filing in its entirety, is attached to this Form 8-K as Exhibit No. 99.2.


(b)   Exhibits:

         Exhibit No.        Description
         -----------        -----------
            99.1            Press Release dated May 14, 2002.

            99.2 Letter dated May 14, 2002, from Stephen J. Nardi, Acting Chairman of the Board of Prime Group Realty Trust to Ronald E. Kimbrough, Executive Vice President of American Realty Investors, Inc.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 14, 2002                 PRIME GROUP REALTY TRUST

                                    By:    /s/ Louis G. Conforti
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                                    Name:  Louis G. Conforti
                                           Co-President and
                                           Chief Financial Officer